UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015 (June 10, 2015)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 140, Westminster, CO 80020

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 —Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On June 10, 2015, ARCA biopharma, Inc. (“ARCA”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a group of institutional investors, including lead investor Venrock, New Enterprise Associates, funds managed by Franklin Advisers, Inc., RA Capital Management, Tekla Life Sciences Investors and other institutional investors, in connection with a private placement of the Company’s common stock and warrants to purchase shares of common stock. Pursuant to the Purchase Agreement, ARCA agreed to sell and issue 42,021,579 units at price of $0.8805 per unit. Each unit consists of one share of common stock and a warrant to purchase 0.4 shares of common stock (the “Warrants”). Upon closing, which is subject to customary closing conditions and is scheduled for June 16, 2015, ARCA will issue an aggregate of 42,021,579 shares of its common stock and Warrants to purchase up to an additional 16,808,632 shares of its common stock.

The Warrants will first be exercisable 180 days after the closing and expire seven years from the date of issuance. The Warrants have an exercise price of $0.8716 per share, equal to 120% of the closing bid price of ARCA’s common stock on the NASDAQ Capital Market on June 10, 2015, less $0.125.

ARCA anticipates the net proceeds, after deducting offering expenses, from the private placement to be approximately $34 million.  ARCA plans to use the anticipated proceeds from the private placement for working capital and clinical development of bucindolol, including GENETIC-AF, the ongoing Phase 2B/3 trial for the prevention of atrial fibrillation. The closing of the private placement is expected to take place on or about June 16, 2015, subject to customary closing conditions.

Under the terms of the Purchase Agreement entered into at the closing of the transaction, ARCA will grant to the investors certain registration rights related to the shares of common stock to be sold in the private placement and the shares of common stock underlying the Warrants.  ARCA will be required to file a registration statement for the resale of such shares of common stock and such shares of common stock underlying the Warrants, within 30 calendar days following the closing of the private placement and use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable but not later than 90 calendar days following the closing date (or the 135th calendar day after the closing date in the event that such registration statement is subject to review by the SEC). ARCA has agreed to other customary obligations regarding registration, including maintenance of the registration statement.

MTS Securities, LLC, an affiliate of MTS Health Partners, (“MTS”) acted as sole placement agent in the transaction.  Pursuant to its engagement agreement with the Company, MTS will receive a fee for its services in the transaction equal to 7% of the gross financing proceeds received by the Company.  MTS will also be reimbursed by the Company for its expenses in an amount up to $30,000.

The foregoing is only a brief description of the material terms of the Purchase Agreement and the Warrants and does not purport to be a complete description of the rights and obligations of the parties thereunder.  The foregoing is qualified in its entirety by reference to the form of Purchase Agreement and forms of Warrant, which are filed as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K, which are incorporated by reference herein.

A press release announcing the private placement is also attached as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

Section 3 — Securities and Trading Markets

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.  The Company believes that each of the investors under the Purchase Agreements are “accredited investors,” and the issuance of the shares of common stock pursuant to the Purchase Agreements and the Warrants will therefore be made pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.  This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Warrant to Purchase Shares of Common Stock
4.2	Form of Warrant to Purchase Shares of Common Stock
10.1	Securities Purchase Agreement by and among the Company and the purchasers identified therein, dated June 10, 2015
99.1	Press Release titled “ARCA biopharma Announces $37 Million Private Placement” dated June 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2015

ARCA biopharma, Inc.
(Registrant)

	By:	/s/ Brian L. Selby
		Name:	Brian L. Selby
		Title:	VP, Finance and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Warrant to Purchase shares of Common Stock
4.2	Form of Warrant to Purchase shares of Common Stock
10.1	Securities Purchase Agreement by and among the Company and the purchasers identified therein, dated June 10, 2015
99.1	Press Release titled “ARCA biopharma Announces $37 Million Private Placement” dated June 11, 2015.